Exhibit 3.1

PREDICTIVE ONCOLOGY INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Effective June 13, 2019

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Predictive Oncology Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, does hereby submit the following:

The undersigned, Carl Schwartz and Bob Myers, do hereby certify that:

1.        They are the Chief Executive Officer and Chief Financial Officer, respectively, of Predictive Oncology Inc., a Delaware corporation (the “Corporation”).

2.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.             Designation, Amount and Par Value. A series of preferred stock is hereby designated as Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and the number of shares so designated shall be up to three hundred fifty- (350) (which shall not be subject to increase without the written consent of the holders of a majority of the then issued and outstanding shares of Series E Preferred Stock (each, a “Holder” and collectively, the “Holders”)).

2.             Dividends. The Holders shall have no right to receive dividends on the shares of Series E Preferred Stock.

3.            Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Holders of Series E Preferred Stock shall be entitled to be paid out of the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders an amount equal to $10,000 per share of Series E Preferred Stock (the “Liquidation Value”). If, upon any Liquidation Event, the assets of the Corporation available for distribution to the Holders of the Series E Preferred Stock and the holders of any class or series of capital stock of the Corporation currently existing and hereafter created specifically ranking on parity with the Series E Preferred Stock upon a Liquidation Event (“Pari Passu Securities”) are insufficient to pay the full Liquidation Value or other liquidation payment to such holders, the Holders of the Series E Preferred Stock and the holders of Pari Passu Securities shall share with equal priority and pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full Liquidation Value to which each Holder of Series E Preferred Stock is entitled, such Holder will not be entitled to any further participation as such in any distribution of assets of the Corporation in respect of the Series E Preferred Stock.

4.             Conversion.

(a)          At any time on or after the six month anniversary of the Initial Closing Date, the Holders shall have the right, but not the obligation, from time to time, in whole or in part, to convert each share of Series E Preferred Stock held by such Holder into such number of fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) equal to 0.056857% of the shares of Common Stock issued and outstanding immediately prior to giving effect to such conversion (the “Conversion Rate”); provided, that (i) except as otherwise provided in paragraph 4(c), a Holder shall only have the right to convert whole shares of Series E Preferred Stock, and (ii) any conversion under this paragraph 4(a) will be subject to the limitations and other terms set forth in paragraphs 4(c) and 4(d). The Holders may exercise their conversion rights hereunder by delivering to the Corporation, during regular business hours at the principal office of the Corporation, the certificate(s) representing the shares of Series E Preferred Stock being converted hereunder, duly endorsed for transfer to the Corporation, and accompanied by a written notice stating that the Holder elects to convert such shares. Each conversion shall be deemed to have been effected on the date when such delivery is made (the “Voluntary Conversion Date”).

(b)          At least ten business days before the one year anniversary of the Initial Closing Date, the Corporation may deliver a notice to all Holders to cause the Holders to convert their Series E Preferred Stock, in whole or in part, at the Conversion Rate on the one year anniversary of the Initial Closing Date (the “Forced Conversion Date” and together with the Voluntary Conversion Date, the “Conversion Date”); provided, that any such conversion will be subject to the limitations and other terms set forth in paragraphs 4(c) and 4(d). If the Company exercises this option, the shares of Series E Preferred Stock being converted will automatically convert simultaneously. If fewer than all of the outstanding shares of Series E Preferred Stock are being converted, a portion of the shares held by each Holder will be converted on a pro rata basis. Upon request of the Corporation, the Holders shall deliver to the Corporation, promptly following the Forced Conversion Date, during regular business hours at the principal office of the Corporation, the certificate(s) representing the shares of Series E Preferred Stock being converted hereunder, duly endorsed for transfer to the Corporation. Any such conversion shall be applied ratably to all of the Holders based on the number of shares of Series E Preferred Stock held by the Holders on the Forced Conversion Date.

(c)          The shares of Common Stock issued or issuable upon any conversion of shares of Series E Preferred Stock pursuant to this Section 4 are referred to as “Conversion Shares.” Notwithstanding the foregoing, if on any Voluntary Conversion Date or Forced Conversion Date, the total number of Conversion Shares issuable upon outstanding shares of Series E Preferred Stock, when added to all Conversion Shares previously issued upon prior conversion of Series E Preferred Stock, exceeds 19.9% of the Company’s issued and outstanding Common Stock immediately prior to the date on which shares of Series E Preferred Stock are first issued (the “Initial Closing Date”) (the “NASDAQ Share Cap”) (such excess, the “Excess Conversion Shares”), then (i) only the portion of each share of Series E Preferred Stock will be converted that results in the issuance of 0.056857% of the NASDAQ Share Cap (rounded down to the nearest whole share), and (ii) the portion of such share of Series E Preferred Stock that would otherwise remain outstanding as a fractional share will be redeemed by the Corporation with funds legally available therefor, for a price equal to the market price of the Common Stock on the Conversion Date multiplied by 0.056857% of the Excess Conversion Shares. The limitation in this paragraph 4(c) will not apply if the Company obtains stockholder approval to issue the Excess Conversion Shares as required by the NASDAQ’s Marketplace Rules, provided that such approval is in accordance with NASDAQ Stock Market Rule 5635 (or its successor).

(d)       No Holder shall have the right to acquire Conversion Shares, and the Company shall not be required or permitted to issue Conversion Shares to such Holder, in excess of such Holder’s Individual Holder Share Cap. If on any Voluntary Conversion Date or Forced Conversion Date, the total number of Conversion Shares issuable to a converting Holder would result in such Holder beneficially owning in excess of 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of such shares of Common Stock (the “Individual Holder Share Cap”) (such excess, the “Individual Excess Conversion Shares”), then the Company shall deliver, in lieu of any Individual Excess Conversion Shares, an amount of cash per Individual Excess Conversion Share equal to the market price of the Common Stock on the Conversion Date. The limitation in this paragraph 4(d) will not apply if the Company obtains stockholder approval to issue the Individual Excess Conversion Shares as required by the NASDAQ’s Marketplace Rules, provided that such approval is in accordance with NASDAQ Stock Market Rule 5635 (or its successor). If the conversion limitation contained in this paragraph 4(d) applies, the determination of whether and the extent to which such limitation applies to a particular Holder shall be in the discretion of such Holder, and the delivery of written notice of conversion pursuant to paragraph 4(a), or failure to object to a notice of forced conversion under paragraph 4(b), shall be deemed to be the Holder’s determination of the extent to which such Holder’s Series E Preferred Stock may be converted. For purposes of this paragraph 4(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall promptly confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

(e)          As promptly as practicable after the Conversion Date, but not later than three (3) business days thereafter, the Corporation shall issue and deliver to each converting Holder a certificate(s) representing the shares of Common Stock issuable upon such conversion. In the event of a conversion of portion of a certificate of Series E Preferred Stock, the Corporation shall issue and deliver to the Holder of such certificate a new certificate covering the number of shares of Series E Preferred Stock representing the unconverted portion thereof.

(f)          No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series E Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest. If such fractional interest is a result of the NASDAQ Share Cap, the cash payment shall be as described in paragraph 4(c). Otherwise, any cash adjustment relating to fractional shares shall be equal to the fair market value of such fractional interest as determined by the Board.

(g)           The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of any shares of Series E Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h)           The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all issued and outstanding shares of Series E Preferred Stock.

(i)           All shares of Common Stock which shall be issued upon conversion of the shares of Series E Preferred Stock hereunder will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

(j)            In the event of a change of control of the Corporation (meaning any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation on or before the first anniversary of the Initial Closing Date, the Corporation may compel the Holders to convert all outstanding shares of Series E Preferred Stock into Common Stock in a mandatory conversion in the manner described in paragraph 4(b), with the Forced Conversion Date to be a date within twenty business days after the effective date of the change of control.

5.             Notice of Certain Events. At least ten business days before the record date for any dividend or distribution payable on the Common Stock (other than a dividend or distribution payable solely in shares of Common Stock), the Corporation shall give written notice of such dividend or distribution to all Holders of the Series E Preferred Stock.

6.             Optional Redemption. The Company may redeem the Series E Preferred Stock on ten days written notice for a cash redemption price equal to 130% of the original purchase price per share. Prior to redemption, the Holders may convert their shares on the terms set forth in paragraph 4(a) for an optional conversion, and any such conversion will be subject to the limitations and other terms set forth in paragraph 4(c).

7.             Maturity. The Series E Preferred Stock has no maturity date and no sinking fund has been established for the retirement or redemption of Series E Preferred Stock.

8.             Rank. With respect to payment distribution of assets upon a Liquidation Event, the Series E Preferred Stock shall rank senior to the Series B Preferred Stock, the Series D Preferred Stock and the Common Stock.

9.             Voting Rights.

(a)       Without limiting any rights provided to the holders of shares of Series E Preferred Stock under the General Corporation Law of the State of Delaware, the holders of shares of Series E Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation; provided, however, that the Series E Preferred Stock is not entitled to vote on any proposal to approve the issuance of the Excess Conversion Shares or the Individual Excess Conversion Shares, in each case as required by the NASDAQ’s Marketplace Rules (it being further acknowledged that Conversion Shares outstanding on the record date for such approval, if any, will not be taken into account in tabulating the results of such vote).

(b)       Each share of Series E Preferred Stock shall entitle the holder thereof to the number of votes equal to the lesser of (i) the number of full shares of Common Stock into which such share of Series E Preferred Stock could then be converted (taking into account, for the avoidance of doubt, the conversion restrictions in paragraphs 4(c) and 4(d) resulting from the Nasdaq Share Cap and the Individual Holder Share Cap, if and as applicable) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed, or (ii) 15,625 votes.

(c)       Further, as long as any shares of Series E Preferred Stock are issued and outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then issued and outstanding shares of the Series E Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other organizational documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of the Series E Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

10.            Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation.

(b)          Lost or Mutilated Series E Preferred Stock Certificate. If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c)          Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

11.            Effective Date. The Certificate of Designation shall be effective on June 13, 2019 upon the filing of the Certificate of Designation with the Secretary of State of Delaware.

RESOLVED, FURTHER, that the Chairman of the Board, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature page follows]

[Signature page to Certificate of Designation]

 IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation effective as of the date set forth above.

/s/ Carl Schwartz
Carl Schwartz, Chief Executive Officer of Predictive Oncology Inc.

/s/ Bob Myers
Bob Myers, Chief Financial Officer of Predictive Oncology Inc.